Exhibit 5.1
King and Spalding

King & Spalding LLP
1100 Louisiana Street, Suite 4000
Houston, Texas 77002-5213
www.kslaw.com

James H. Wilson
Direct Dial: (713) 751-3207
jhwilson@kslaw.com
August 8, 2006
Newfield Exploration Company
363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas 77060
Ladies and Gentlemen:
     We acted as counsel for Newfield Exploration Company, a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 700,000 additional shares of common stock, par value $.01 per share (“Common Stock”), that may be issued pursuant to the Newfield Exploration Company 2001 Employee Stock Purchase Plan (the “ESPP”) and the Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan (the “Non-Employee Director Plan,” and together with the ESPP, the “Plans”). On February 8, 2006, the ESPP was amended principally to increase the number of shares of Common Stock authorized for issuance thereunder from 400,000 to 1,000,000. On March 7, 2006, the Non-Employee Director Plan was amended to increase the number of shares of Common Stock authorized for issuance thereunder from 100,000 to 200,000. The additional 700,000 shares of Common Stock that may now be issued pursuant to the Plans are referred to herein as the “Shares.”
     In connection with the foregoing, we have examined or are familiar with the certificate of incorporation and the bylaws, in each case, as amended to the date hereof, of the Company, the corporate proceedings with respect to the authorization and approval of each of the Plans and their amendments, the Form S-8 Registration Statement filed in connection with the registration of the offering and sale of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the provisions of the relevant Plan, will be validly issued and fully paid and non-assessable.
     The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware.

August 8, 2006

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ King & Spalding LLP
King & Spalding LLP